Exhibit 10.16

[CONFIDENTIAL TREATMENT REQUESTED] /*/ INDICATES MATERIAL THAT HAS BEEN OMITTED AND FOR WHICH CONFIDENTIAL TREATMENT HAS BEEN REQUESTED. ALL SUCH OMITTED MATERIAL HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 406 PROMULGATED UNDER THE SECURITIES ACT OF 1933, AS AMENDED.

LIVESTOCK PRODUCTS AGREEMENT

This Livestock Products Distribution Agreement (“Agreement”) effective as of January 1, 2006 is made by and between Pfizer Inc., having its principal place of business at 812 Springdale Drive, Exton, PA 19341 (“Pfizer”) and WALCO International Inc., a California corporation having its principal place of business at 7 Village Circle, Ste 200, Westlake, TX 76262 (“WALCO”).

WHEREAS, WALCO is in the business of buying and selling animal health products and servicing customers for those products, and

WHEREAS WALCO and Pfizer wish to set forth the terms of their relationship related to the purchase and supply of such products,

NOW, THEREFORE, in consideration of the promises and covenants contained herein, the parties hereby agree as follows:

1. (a) Pfizer shall continue to promote its products to certain select customers in the livestock field. The parties agree that each time a customer from the list of customers approved by Pfizer enters into an annual volume agreement with Pfizer (such customers referred to as “PARTICIPATING CUSTOMERS”) and selects WALCO as their supplier and to service that customers account, Pfizer shall send to WALCO a Pfizer Suggested Price List which shall specify the Pfizer cattle, dairy and multi-species products (listed on Schedule A hereto) and suggested resale prices which are the subject of an agreement between Pfizer and such PARTICIPATING CUSTOMERS (hereafter a “SUGGESTED PRICE LIST”). Each such SUGGESTED PRICE LIST shall be incorporated into and become part of this Agreement.

(b) Certain SELECT SWINE PRODUCERS (as listed on Schedule B), who are not PARTICIPATING CUSTOMERS may purchase any of the Pfizer SWINE PRODUCTS (as listed on Schedule C hereto) from WALCO. WALCO will not be eligible for payment of the RSA under paragraph 5 (a) hereof for such sales. Pfizer shall pay WALCO, on a monthly basis, [CONFIDENTIAL TREATMENT REQUESTED] /*/ of WALCO’s sales out of SWINE PRODUCTS to SELECT SWINE PRODUCERS as a logistics fee. Final pricing to such SELECT SWINE PRODUCERS of SWINE PRODUCTS and any other fees, charges, rebates or credits between WALCO and a SELECT SWINE PRODUCER shall be agreed between WALCO and the SELECT SWINE PRODUCER. In the event WALCO’s negotiated price to the SELECT SWINE PRODUCER is less than WALCO’s cost from Pfizer for the SWINE PRODUCTS involved, Pfizer shall reimburse WALCO for the difference in price up to a maximum amount equal to the difference between WALCO’s cost from Pfizer for such products and the Pfizer Suggested Resale Price for such products for the specific account. No sales by WALCO to SELECT SWINE PRODUCERS of SWINE PRODUCTS shall count towards WALCO’s achievement of any [CONFIDENTIAL TREATMENT REQUESTED] /*/ or year end rebates or incentives provided for in Schedule D hereto. Pfizer shall not be obligated to pay WALCO either an RSA payment or the [CONFIDENTIAL TREATMENT REQUESTED] /*/ logistics fee provided for in this paragraph for sales of any Pfizer product, including SWINE PRODUCTS made directly by Pfizer to SELECT SWINE PRODUCERS and such sales shall not count towards WALCO’s achievement of any [CONFIDENTIAL TREATMENT REQUESTED] /*/ or year end rebates or incentives provided for in Schedule D hereto.

(c) Certain SELECT SWINE VETERINARIANS (as listed on Schedule E), who are not PARTICIPATING CUSTOMERS may purchase any of the Pfizer SWINE PRODUCTS (as listed on Schedule C hereto) from WALCO. WALCO will not be eligible for payment of the RSA under paragraph 5 (a) hereof for such sales. Pfizer shall pay WALCO, on a monthly basis, (i) [CONFIDENTIAL TREATMENT REQUESTED] /*/ of WALCO’s sales out of all SWINE PRODUCTS which are listed on Schedule C that are swine only products and, (ii) [CONFIDENTIAL TREATMENT REQUESTED] /*/ of WALCO’s sales out of [CONFIDENTIAL TREATMENT REQUESTED] /*/ and those SWINE PRODUCTS listed on Schedule C that are multi-species products to SELECT SWINE VETERINARIANS as a logistics fee. Final pricing to such SELECT SWINE VETERINARIANS of SWINE PRODUCTS and any other fees, charges, rebates or credits between WALCO and a SELECT SWINE VETERINARIAN shall be agreed between WALCO and the SELECT SWINE VETERINARIANS. In the event WALCO’s negotiated price to the SELECT SWINE VETERINARIAN is less than WALCO’s cost from Pfizer for the SWINE PRODUCTS involved, Pfizer shall reimburse WALCO for the difference in price up to a maximum amount equal to the difference between WALCO’s cost from Pfizer for such products and the Pfizer Suggested Resale Price for such products for the specific account. No sales by WALCO to SELECT SWINE VETERINARIANS of SWINE PRODUCTS shall count towards WALCO’s achievement of any [CONFIDENTIAL TREATMENT REQUESTED] /*/ or year end rebates or incentives provided for in Schedule D hereto. Pfizer shall not be obligated to pay WALCO either an RSA payment or the [CONFIDENTIAL TREATMENT REQUESTED] /*/ logistics fee provided for in this paragraph for sales of any Pfizer product, including SWINE PRODUCTS made directly by Pfizer to SELECT SWINE VETERINARIANS and such sales shall not count towards WALCO’s achievement of any [CONFIDENTIAL TREATMENT REQUESTED] /*/ or year end rebates or incentives provided for in Schedule D hereto.

(d) WALCO shall not be entitled to receive the [CONFIDENTIAL TREATMENT REQUESTED] /*/ logistics fee payment provided for in paragraphs 1 (b) and (c) above for sales of any Pfizer product to PARTICIPATING CUSTOMERS.

(e) Other than as provided for specifically in paragraphs 1 (b) and (c), sales by WALCO of any SWINE BIOLOGICAL PRODUCTS to any customer or PARTICIPATING CUSTOMER are not eligible for any payment from Pfizer to WALCO under any circumstances. All sales by WALCO of SWINE BIOLOGICAL PRODUCTS shall be on a buy/sell basis and all terms and conditions are to be negotiated between WALCO and its customers. WALCO shall not be entitled to payment of any RSA payments under paragraph 5 (a) for any sales of SWINE BIOLOGICAL PRODUCTS.

(f) Pfizer reserves the right to add or delete SELECT SWINE PRODUCERS and/or SELECT SWINE VETERINARIANS from Schedules B and E at any time in Pfizer’s sole discretion. Pfizer will provide notice to WALCO of any changes. [CONFIDENTIAL TREATMENT REQUESTED] /*/

2. (a) WALCO agrees to purchase from Pfizer, at credit terms agreed to between the parties and as may be further set forth on Pfizer’s invoices, products sufficient to fulfill demand from all customers to whom WALCO will sell products in the quantities desired by the customers. WALCO agrees to make purchases from Pfizer in accordance with the timing set forth in Appendix I hereto.

(b) WALCO agrees to maintain inventory of Pfizer products equal to [CONFIDENTIAL TREATMENT REQUESTED] /*/ days Demand. For purposes of this Agreement “Demand” shall mean twelve (12) running months of sales out by WALCO divided by 365 times [CONFIDENTIAL TREATMENT REQUESTED] /*/.

(c) WALCO agrees that all sales of Pfizer cattle, dairy and multi-species products from WALCO to a PARTICIPATING CUSTOMER shall reflect the specific prices for each product provided for in that PARTICIPATING CUSTOMER’S SUGGESTED PRICE LIST most recently provided to WALCO by Pfizer. In the event that the price listed on such SUGGESTED PRICE LIST for any particular product is lower (at the time of consummation of a sale of such particular products between WALCO and that PARTICIPATING CUSTOMER) than the price paid by WALCO to Pfizer for such product, Pfizer agrees to credit WALCO’s account for the amount of such difference. WALCO agrees to pay Pfizer for its products as specified in Section 4(i) of the Agreement.

3. Nothing herein contained shall create or be deemed to create any relationship between the parties other than as specifically provided for herein. No employment, partnership, specific or general agency relationship shall exist unless specifically provided for in writing between the parties. WALCO shall not represent, directly or indirectly, expressly or by implication, that any such relationships exist and/or that WALCO has any authority except as set forth in this Agreement.

4. WALCO shall use its best efforts to provide appropriate service to the customers to whom WALCO will sell hereunder. For customers serviced pursuant to this Agreement, WALCO shall:

(a) Store its inventory of Pfizer products under conditions (including refrigeration where appropriate) in accordance with package labeling or other written instructions from Pfizer to ensure that such products retain their potency, purity, quality, and identity;

(b) Provide to Pfizer, WALCO’s Health Industry Number, the Customer Health Industry Number, Pfizer product number, transaction date, number of units and price with respect to each sale of product on a monthly basis, in such amounts and format as Pfizer may reasonably require, by means of EDI;

(c) Establish any service fee or other charge or discount to any customer including PARTICIPATING CUSTOMERS for Pfizer products independently and at its sole discretion;

(d) Provide delivery service to its customers, use its best efforts to anticipate its customers’ requirements for Pfizer products, and maintain adequate stocks of Pfizer products to meet its customers’ demands. In the event Pfizer delivers any product order to a PARTICIPATING CUSTOMERS (drop ships) no consideration shall be payable to WALCO for that order under paragraph 5 below, [CONFIDENTIAL TREATMENT REQUESTED] /*/;

(e) WALCO agrees that credit limits established by Pfizer shall be subject to change upon written notice to WALCO by Pfizer in its sole discretion and that no shipments will be made to WALCO in excess of the established credit limits;

(f) Invoice customers in an accurate and timely manner;

(g) Refer to that PARTICIPATING CUSTOMERS SUGGESTED PRICE LIST on each invoice for Pfizer cattle, dairy and multi-species products;

(h) Take no action, whether or not identified above, that would harm the Goodwill or name of Pfizer, or damage the interests of Pfizer or the Pfizer products. For purposes of this Agreement “Goodwill” shall mean the marketplace advantage of customer patronage and loyalty developed with continuous business under the same name over a period of time.

(I) Make payment to Pfizer for all products purchased from Pfizer net [CONFIDENTIAL TREATMENT REQUESTED] /*/ days.

(j) Provide to Pfizer by the close of business on the last business day of each Pfizer Accounting Period (as set forth in Schedule F hereto) an inventory report covering all inventory purchased from Pfizer and setting forth in dollars at WALCO’s acquisition cost from Pfizer the amount of inventory by species. WALCO agrees that Pfizer shall have the right, upon reasonable advance notice and during normal business hours, to audit inventory in the possession of WALCO to confirm compliance with this paragraph 4 (j) and to confirm the accuracy of the data contained in the report;

(k) WALCO and PFIZER agree that WALCO shall not be entitled to any payment or rebates under Schedule D for sales to customers at the close of any fiscal or calendar quarter, any [CONFIDENTIAL TREATMENT REQUESTED] /*/, or at the end of any fiscal or calendar year that do not comply with Pfizer’s Guidelines For Backend Rebate Calculations, (a copy of which has been provided to WALCO) for reporting of sales and income in appropriate fiscal periods. All determinations of the appropriateness of sales by WALCO shall be in Pfizer’s reasonable discretion.

In addition to the obligations set forth above related to PARTICIPATING CUSTOMERS, WALCO agrees as to all customers to undertake with Pfizer those efforts set forth in Appendix II hereto.

5. In consideration of WALCO undertaking the obligations set forth herein related to PARTICIPATING CUSTOMERS, Pfizer agrees to pay to WALCO the following service fees on sales to PARTICIPATING CUSTOMERS:

(a) a Revenue Sharing Allowance (RSA) paid at a rate of (i) [CONFIDENTIAL TREATMENT REQUESTED] /*/ on sales out for cattle, dairy and multi-species products to identified PARTICIPATING CUSTOMERS who are producers, (ii) a Revenue Sharing Allowance (RSA) paid at a rate of [CONFIDENTIAL TREATMENT REQUESTED] /*/ on sales out for cattle, dairy and multi-species products to identified PARTICIPATING CUSTOMERS who are veterinarians or dealers and who take possession of the Products which are the subject of the sale for which the RSA is to be paid, (iii) a Revenue Sharing Allowance (RSA) paid at a rate of [CONFIDENTIAL TREATMENT REQUESTED] /*/ on sales out for cattle, dairy and multi-species products to identified PARTICIPATING CUSTOMERS who are veterinarians or dealers and who DO NOT take possession of the Products which are the subject of the sale for which the RSA is to be paid. The RSA is calculated on a product by product basis and based on the product price contained in the PARTICIPATING CUSTOMER’S SUGGESTED PRICE LIST in effect at the time of such product purchase. The RSA is contingent on WALCO fulfilling all conditions outlined in paragraph 4 of this Agreement. The payments made pursuant to this paragraph 5 (a) are not payable for sales to anyone other than PARTICIPATING CUSTOMERS. The RSA is net of any difference between WALCO’s purchase price and the SUGGESTED PRICE LIST price. Pfizer shall pay WALCO a [CONFIDENTIAL TREATMENT REQUESTED] /*/ RSA on WALCO’s sales out to 2nd tier distributors (which are listed on Schedule G) of (i) cattle, dairy and multi-species products (which are listed on Schedule A) and (ii) the non-biological products listed on Schedule C. WALCO shall not receive any RSA payment on sales of biological products listed on Schedule C. WALCO shall not be entitled to any payment of any RSA under this paragraph 5 for sales of SWINE PRODUCTS to any SELECT SWINE PRODUCER or SELECT SWINE VETERINARIAN.

(b) the rebates provided for on Schedule D, provided, however, that sales to other distributors do not count towards the calculation of sales to determine appropriate rebate level. In the event that one Agreement holder acquires or combines with another Agreement holder, the purchase objectives will be adjusted accordingly for the purpose of determining incentives earned. [CONFIDENTIAL TREATMENT REQUESTED] /*/ Any sales out by WALCO during calendar year 2006 reported after that will count towards 2007 incentives. In addition, WALCO can earn the Custom Marketing Program (“CMP”) provided for in Schedule H.

(c) Pfizer shall have the right to audit shipping records of WALCO to confirm delivery to products to veterinarians, dealers or producers in order to assure proper logistics fee payments under paragraph 1 and proper RSA payments under paragraph 5 (a) above. Any material misrepresentations by WALCO related to paragraphs 1, 5 (a) (ii) or (iii) above and the party actually taking possession of the products shall void any payments due under paragraphs 1 and 5 (b) above. In addition, WALCO recognizes that the AVA program is designed as an effective go to market approach to selling for the benefit of veterinarians who add value in the transaction and for producers. Blatant abuse of the intended structure of AVA by WALCO (including, but not limited to, falsification of EDI data or establishing false business entities or inserting other business entities that add no commercial value to end users purely to obtain additional RSA payments) will subject WALCO to potential forfeiture of all or a portion of the year end rebate provided for in Schedule D at the sole discretion of PFIZER.

(d) The parties agree that WALCO will provide to Pfizer on request and within two (2) business days proof of delivery on any suspicious (as determined by Pfizer) EDI transaction. WALCO agrees that Pfizer shall be entitled to audit, either directly or through external auditors hired by Pfizer and upon reasonable notice by Pfizer, WALCO’s books and records for the purpose of determining the accuracy of EDI data for Pfizer Product sales only communicated to Pfizer through Covansys.

(e) The parties agree that Pfizer will no longer automatically credit WALCO for returns of Products not sold in the calendar year in which they are returned. Prior to issuing any appropriate credit Pfizer shall be entitled to conduct a detailed manual review of sales data.

(f) The parties agree that Pfizer shall not be obligated to issue credits for any returns that exceed the current average of select distributors as specified below unless such returns are the subject of a recall or made at the request of Pfizer. The current average of select distributors for calendar year 2006 shall be:

[CONFIDENTIAL TREATMENT REQUESTED] /*/

6. Sales of Pfizer products to any party other than a SELECT SWINE PRODUCER, SELECT SWINE VETERINARIAN or a PARTICIPATING CUSTOMER for whom a SUGGESTED PRICE LIST has been incorporated into this Agreement are not covered by this Agreement. Any transaction involving cattle, dairy or multi-species products with any customer including a PARTICIPATING CUSTOMER for which

WALCO has not been selected by that PARTICIPATING CUSTOMER as the distributor are not covered by this Agreement

7. WALCO shall not be provided with any rebate, discount or other compensation for products handled under this Agreement, including any rebate, discount or compensation which would otherwise be due under Pfizer’s spring, fall or other similar program. All sales by Pfizer to WALCO shall be at the then current Pfizer list price but subject to appropriate credits in accordance with paragraph 2 (c). Pfizer shall have the right to raise or change the price of any or all Products to WALCO on [CONFIDENTIAL TREATMENT REQUESTED] /*/. Pfizer shall be free to limit sales of any or all Products to WALCO in advance of any price increase.

8. The RSA payable hereunder on sales from the SUGGESTED PRICE LIST, to PARTICIPATING CUSTOMERS and the logistics fee shall be net of returns and constitute full and complete compensation for WALCO providing the EDI data and upholding the reputation of Pfizer in carrying out the service of PARTICIPATING CUSTOMERS.

9. Pfizer may terminate this Agreement at any time on fifteen (15) days prior written notice in the event WALCO takes any action that harms the goodwill of Pfizer. All returns shall be approved by Pfizer and subject to Pfizer’s Returned Goods Policy. WALCO may not offset payment to Pfizer of invoice amounts as credit for the fee payable hereunder. Pfizer shall make monthly payment of appropriate fees to WALCO.

10. WALCO and Pfizer agree that, under the specific circumstances delineated herein, Pfizer, at Pfizer’s sole discretion, may recoup the sums outstanding to it from WALCO against those sums which may become due from Pfizer to WALCO, in that the obligations arise from mutual transactions. The specific circumstances which will enable Pfizer to initiate recoupment are:

i. WALCO becomes insolvent which shall be defined as:

(a)	the sum of WALCO’s debts is greater than all of WALCO’s property (“Balance Sheet Test”); or

(b)	WALCO is generally not paying its debts as they come due; or

(c)	WALCO has failed to act in good faith for a period in excess of six (6) months to resolve any outstanding invoice or purchase order issues or reconciliations.

ii. WALCO commences a liquidation of its operations by means of a sale of substantially all its assets, or piecemeal.

iii. WALCO ceases its business operations whether or not such cessation is voluntary or involuntary.

iv. WALCO files a proceeding pursuant to the U.S. Bankruptcy Code or any state court proceeding, including an Assignment for the Benefit of Creditors.

11. Nothing in this Agreement shall be deemed to preclude WALCO from negotiating a service fee or any other consideration from any customer including PARTICIPATING CUSTOMERS for the services (including those services specified hereunder or any other services provided by WALCO to any customer) provided by WALCO.

12. WALCO shall distribute Pfizer products only under the labeling provided by Pfizer; prescribe, recommend, suggest, and advertise each product for use only under the conditions stated in the labeling provided by Pfizer, or as otherwise approved in writing by Pfizer; and observe all federal, state, and local laws governing the distribution of Pfizer products.

13. Nothing in this Agreement shall be deemed to limit Pfizer’s ability to sell any product at any time to any customer including PARTICIPATING CUSTOMERS or any other party. Transactions consummated directly between Pfizer and any such customer or other party shall not qualify for the fee payable under paragraph 5 above.

14. [CONFIDENTIAL TREATMENT REQUESTED] /*/

15. WALCO and Pfizer acknowledge that in the performance of their duties hereunder each may obtain access to “Confidential Information” (as defined below) of the other. WALCO and Pfizer agree that during the term of this Agreement and for a period of three (3) years after the termination of this Agreement, unless specifically permitted in writing by the other party, to (a) retain in confidence and not disclose to any third party and (b) use only for the purpose of carrying out their duties hereunder, any such Confidential Information. As used herein the term “Confidential Information” means any information, or data, whether of a business or scientific nature and whether in written, oral or tangible form, relating to Pfizer’s and WALCO’s business or potential business or its research and development activities, not generally available to or known to the public, and not otherwise known to the receiving party, that is disclosed to or learned by the other party pursuant hereto. Upon written request from either party after completion of the work provided for hereunder or other termination of this Agreement each party shall return to the other party any documents, or copies thereof, or any product samples, containing or constituting Confidential Information disclosed to or generated by either party in connection with this Agreement.

16. All notices or communications given hereunder by one party to the other shall be sent by hand or by first class prepaid registered or recorded delivery post or by facsimile addressed to such party as follows:

If to Pfizer:	Pfizer, Inc.
812 Springdale Drive
Exton, PA 19341
Attention: ________________________

If to WALCO:	Walco International, Inc.
7 Village Circle, Suite 200
Westlake, TX 76262
Attn: Vice President of Marketing

With a copy to:
Walco International, Inc.
7 Village Circle, Suite 200
Westlake, TX 76262
Attn: Legal Department

Either party may change its address by giving written notice to the other party.

17. This Agreement shall be effective as of the date first written above and shall continue in force until December 31, 2006. This Agreement may be terminated by either party upon thirty (30) days prior written notice. Such termination may be without cause. This Agreement may be terminated immediately by either party upon written notice in the event of a material breach by the other.

18. This Agreement shall be governed by the laws of the State of New York applicable to contracts made and performed therein. This Agreement is not assignable without the express written consent of the other party, and may be modified or amended only in writing signed by the party to be bound.

19. This Agreement and documents referred to herein embody the entire understanding between the parties hereto, will supersede prior agreements relating to the products, and may be modified only in writing and signed by the parties to be bound. No activities conducted pursuant to this Agreement or related thereto, including but not limited to the future planning activities of the parties, shall be deemed to give rise to any obligations on the part of either party other than as expressly provided for herein.

IN WITNESS WHEREOF, intending to be legally bound, the parties have executed this Agreement.

WALCO International Inc.		Pfizer Inc.

By	/s/ Greg Eveland	By	/s/ Robert DiMarzo
	Greg Eveland Sr. Vice President and Chief Operating Officer		Robert DiMarzo President, U.S. Operations Pfizer Animal Health

Date	September 9, 2006	Date	September 9, 2006